Execution Copy
BROOKTROUT, INC.
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (“Agreement”), by and between Brooktrout, Inc., a Massachusetts corporation (the “Company”), and Robert C. Leahy (the “Executive”) is made as of August 18, 2005 (the “Effective Date”).
     WHEREAS, the Company and EAS Group, Inc. (the “Buyer”) are concurrently entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the Company will merge with a wholly owned subsidiary of the Buyer (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of the Buyer; and
     WHEREAS, the Executive is an employee of the Company and the owner of shares of common stock, or options to purchase common stock, of the Company; and
     WHEREAS, the Company and the Executive entered into that certain Executive Retention Agreement dated as of March 16, 2005 (the “Retention Agreement”), whereby the Company agreed, that in the event the Executive is terminated other than by the surviving corporation for Cause or by the Executive for Good Reason, each as defined therein) within twelve (12) months of a Change in Control (as defined therein) of the Company, the Executive would be entitled to receive payments reflecting severance compensation to the Executive; and
     WHEREAS, the Company is engaged primarily in the development of proprietary software and hardware platforms designed for applications, systems and services that allow voice, fax and data to be distributed over both Internet-protocol packet-based networks or traditional circuit-switched telephone networks (the “Business”); and
     WHEREAS, as a result of the Executive’s employment with the Company, the Executive has access to confidential information of the Company, including, but not limited to customer and supplier lists, and Executive has the ability to influence the goodwill of the Company with customers and suppliers; and
     WHEREAS, the Company deems it of significant importance to its Business to prohibit the Executive from (i) disclosing the Company’s confidential information, (ii) from using the Company’s confidential information to engage in a business in competition with the Business after the Executive’s termination of employment with the Company, or (iii) from interfering with the Company’s employees after the Executive’s termination of employment with the Company in order to accomplish such purpose, and the Company believes it to be in its best interest to enter into an agreement with the Executive restricting such actions; and
          WHEREAS, the Executive is willing to refrain from engaging in certain activities which would be to the detriment of the Company in consideration of payments to be received by the Executive pursuant to this Agreement.
Accordingly, the parties hereto agree as follows:

     1. Confidential Information. Executive acknowledges that the information, observations and data obtained by him during the course of his employment by the Company concerning the business and affairs of the Company, including but not limited to marketing plans, technical information, and nonpublic financial information (“Company Information “) are confidential and are the property of the Company. Executive hereby agrees that he shall not disclose to any unauthorized person or use for his own account or for the account of any third party any Company Information without the Company’s written consent, unless and then only to the extent the Company Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or failure to act. Executive shall use his best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Company Information. Executive further agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business of the Company that Executive may then possess or have under his control.
     2. Non Competition. If Executive is entitled to payments pursuant to Section 4 of the Retention Agreement then, in addition to those benefits, the Company shall pay to Executive on a quarterly basis in arrears during the Restricted Period, an aggregate of $400,000 (the “Fee”), and in consideration of these additional payments and the benefits provided under Section 4 of the Retention Agreement, Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, for himself, or for any entity:
(a)	engage in or Participate In any business that directly competes with, or develops or offers products or services directly competitive with the products or services of the Company from any state or country in which the Company has business or customers, or has solicited customers; nor

(b)	engage in or Participate In any business that directly competes with, or develops or offers products or services directly competitive with the products or services of the Business, from any other location throughout the world; nor

(c)	call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Company for the purpose of selling products or services directly competitive with the products or services of the Company; nor

(d)	interfere with any business relationship of the Company, with any of their customers or prospective customers or induce any such customers or if Executive shall become entitled to benefits under Section 4 of the Retention Agreement, prospective customers to discontinue or reduce their relationship with the Company.
     To the extent that Executive is employed by or consults for an entity which is a subsidiary, division or other affiliate of a larger business enterprise, the determination as to whether the employment violates this Section shall be made solely by reference to the business activities conducted by the particular subsidiary, division or affiliate by which Executive becomes employed or serves as consultant. This Section shall not prohibit Executive from working as employee or consultant for a company or entity which does not engage in a business that directly competes with, or develops or offers products or services directly competitive with the products or services of the Company but which is affiliated with an entity or company which does engage in business that directly competes with, or develops or offers products or services directly competitive with the products or services of the Company, so long as the duties of the position held by Executive do not require him to directly participate in the Company or any other business that directly competes with, or develops or offers products or services directly competitive with the products or services of the Company.
     3. No Solicitation. In addition, if Executive is entitled to benefits under Section 4 of the Retention Agreement, Executive shall not, during the Restricted Period: (i) induce or attempt to induce any person who is employed by the Company in any capacity to leave such person’s position, or in any way interfere with the relationship between the Company and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by the Company within 12 months prior to termination of Executive’s employment or during the Restricted Period, unless and until such person has been separated from employment with the Company for at least six months.
     4. Company’s Option in the Event of Executive’s Voluntary Termination. In the event the Executive voluntarily terminates his employment with the Company, the Company and the Executive agree that the Company may, at its sole and exclusive option, elect to enforce this Agreement against the Executive pursuant to its terms, including the Company’s obligation to pay the Executive the Fee referred to in Section 2 above.
     5. Reasonable Scope and Duration. Executive acknowledges that these restrictions are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Company, that the benefits provided hereunder are full and fair compensation for these covenants and that these covenants do not impair Executive’s ability to be employed in other areas of his expertise and experience. Specifically, Executive acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Company, the widespread domestic and international scope of Executive’s contacts created during his employment with the Company, the domestic and international scope of Executive’s responsibilities with the Company and his access to marketing strategies of the Company. Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms.
     6. Equitable Remedies. Executive agrees that any breach or violation of the covenants contained in this Agreement would cause the Company irreparable loss and damage for which money damages would be inadequate. Therefore the parties agree that in the event of any breach or violation or attempted breach or violation by the Executive of the covenants contained in this Agreement, the Company may enforce the terms of this Agreement in a suit to enforce the covenants at equity. In connection therewith, the Company may obtain a preliminary injunction or restraining order immediately upon the commencement of any such suit to enforce the covenants in this Agreement, without notice. Executive hereby waives any requirement or entitlement to demand that the Company post any bond in connection with such suit. Executive also agrees that any action for an injunction or restraining order shall be without prejudice to any other remedy, cause of action for money damages or otherwise that the Company may have by reason of breach, violation or attempted breach or violation of this Agreement by Executive. In the event of breach of any covenant by Executive, the Restricted Period shall be extended by a period equal to the period of breach.
     In addition, if Executive shall breach any covenant herein (other than an immaterial and inadvertent breach cured within 10 days following notice) the Company shall be released from any further obligation to pay the Fee referred to in Section 2 above to the Executive.
7. Definitions.

“Participate In”	means the having of any direct or indirect interest in any entity, whether as a partner, shareholder, member, operator, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, joint venturer, owner or otherwise, or the rendering of any direct or indirect service or assistance to any entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); provided that the term “Participate In” shall not include the mere ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

“Restricted Period”	means one year from date of termination of employment.

“entity”	means any business, whether a corporation, partnership, sole proprietorship, limited liability company, joint venture or other entity.
     8. Entire Agreement. Other than with respect to the Retention Agreement, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
     9. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     11. Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder to the successor of such assets or business.
     12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representative.
     13. Severability. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.
     14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
     15. Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 1, 2, 3 and 5, and the other provisions of this Agreement (to the extent necessary to effectuate the survival of Sections 1, 2, 3 and 5), shall survive termination of this Agreement.
     16. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
     17. Termination of Agreement. If the Merger Agreement is terminated prior to the Effective Time in accordance with the terms thereof, this Agreement shall become null and void and of no force and effect.
[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

BROOKTROUT, INC.

By:	/s/ Eric R. Giler

Name: Eric R. Giler
Title:	Chief Executive Officer

EXECUTIVE

/s/ Robert Leahy